Exhibit 5.1

September 2, 2025

Patriot National Bancorp, Inc.

900 Bedford Street

Stamford, Connecticut 06901

Re: Offering of Shares of Common Stock and Warrants

To the addressees set forth above:

We have acted as special counsel to Patriot National Bancorp, Inc., a Connecticut corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement, dated September 2, 2025 (the “Prospectus Supplement”), to be filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Act”), to a Registration Statement (File No. 333-287283) on Form S-3 (the “Registration Statement”), which includes a base prospectus (the “Base Prospectus,” and such Base Prospectus as supplemented by the Prospectus Supplement, the “Prospectus”). The Prospectus relates to the registration under the Securities Act (the “Offering”) of up to 19,196,000 shares of the Company’s voting common stock, par value $0.01 per share (the “Shares”), to be offered and sold pursuant to that certain Stock Purchase Agreement , dated August 29, 2025, by and between the Company and the purchasers thereto (the “Stock Purchase Agreement”) and 12,789,103 shares of the Company’s Non-Voting Common Stock that will be issuable no sooner than six months following the Closing Date of the Offering upon the exercise of the three year warrants (the “Warrants”) to be offered and sold pursuant to that certain Warrant Purchase Agreement, also dated August 29, 2025, by and between the Company and the purchasers thereto (the “Warrant Purchase Agreement”). The Non-Voting Common Stock issuable upon exercise of the Warrants may, upon such purchasers meeting the conditions (the “Non-Control Conditions”) described elsewhere in the Warrant Purchase Agreement and prospectus supplement, may be exchanged for shares of Voting Common Stock (such Non-Voting Common Stock or Voting Common Stock, as applicable, the “Warrant Shares”). The Shares, the Warrants, and the underlying Warrant Shares are collectively referred to as the “Securities.” The forms of Stock Purchase Agreement and Warrant Purchase Agreement (collectively, the “Purchase Agreements”) and the form of Warrant will be filed as exhibits to a Current Report on Form 8-K and incorporated by reference into the Registration Statement.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related applicable Prospectus, other than as expressly stated herein with respect to the issue of the Shares and the Warrant Shares.

In connection herewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement and Prospectus as filed with the Commission; (ii) the Purchase Agreements; (iii) the form of Warrant, (iv) the Company’s Certificate of Incorporation, as amended to date; (v) the Company’s bylaws, as amended to date; (vi) resolutions of the board of directors of the Company relating to the Offering; and (vii) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein. We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

In rendering the opinions set forth below, we have assumed that: (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; and (iv) each natural person signing any document reviewed by us had the legal capacity to do so.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares, the Warrants and Warrant Shares have been duly authorized and, (a) when issued and delivered by the Company in accordance with the terms of the Purchase Agreements and upon receipt by the Company of the consideration therefor as provided therein, the Shares will be validly issued, fully paid and non-assessable and (b) when the applicable Warrants have been duly exercised in accordance with their terms and the Warrant Purchase Agreements, including payment of the applicable exercise price, the resulting Warrant Shares of Non-Voting Common Stock will be validly issued, fully paid and nonassessable; and upon any exchange of such Non-Voting Common Stock for Voting Common Stock in accordance with the Company’s Certificate of Incorporation, Warrant and Warrant Purchase Agreement, the resulting Warrant Shares of Voting Common Stock will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Connecticut Business Corporation Act of the State of Connecticut. We express no opinion as to the laws of any jurisdiction other than the Connecticut Business Corporation Act (the “CBCA”) and the federal laws of the United States applicable to the opinions expressed herein. Our opinions are based solely on our review of the CBCA as currently in effect.

Our opinion set forth above is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefore may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) the rights or remedies available to any party that takes discretionary action that is arbitrary, unreasonable or capricious, or is not taken in good faith or in a commercially reasonable manner; (v) legal and ethical obligations that attorneys who are involved in the transaction may be bound; and (vi) the effect of the exercise of judicial discretion, whether in a proceeding in equity or at law..

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K to be filed by the Company on or about the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, which is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Michelman & Robinson, LLP

MICHELMAN & ROBINSON, LLP

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